Exhibit 99.3

FACT SHEET

Strategic Rationale

•       CyberSource is a leading provider of electronic payment, risk management and payment security solutions to online merchants

•       CyberSource plays a role in processing approximately 25 percent of all eCommerce dollars transacted in the United States and serves more than 300,000 merchants through its CyberSource and Authorize.Net branded solutions

•       CyberSource’s clients include British Airways, Gucci Group, Google and hundreds of thousands of small businesses

•       The acquisition will accelerate Visa’s growth in eCommerce, thereby also driving the use of Visa debit, prepaid and credit products for online purchases

•       This combination broadens Visa’s suite of eCommerce offerings to include a full-service payment management platform for eCommerce merchants, combining global payment connectivity and processing with fraud management and secure payment data hosting

•       Merchants will be able to increase revenue through global growth; CyberSource’s features help to minimize monetary loss from fraud, and provide fast and efficient connectivity to payment networks worldwide, including Visa

•       By building on CyberSource’s existing relationships with merchants, Visa intends to expand the adoption and enhance the functionality of other Visa eCommerce solutions such as Rightcliq

•       CyberSource can draw on Visa’s financial institution relationships and global presence to drive international expansion of CyberSource’s products and services

•       As online retail sales increase, eCommerce is poised for growth. Global eCommerce sales should be greater than $850 billion in 2010 with continued double-digit annual growth (Source: J.P. Morgan “Nothing But Net – 2010 Internet Investment Guide” January 2010)

•       The combination of Visa and CyberSource’s technology and services presents an opportunity for Visa to lead in mobile eCommerce as eCommerce increasingly migrates to mobile devices

Transaction Summary and Closing Conditions

•       On July 21, 2010, Visa Inc. (NYSE: V) completed the acquisition of CyberSource Corporation for $26.00 per share, or a total of approximately $2.0 billion, to be paid with cash on hand

•       Visa expects this transaction to be approximately $0.04 to $0.05 dilutive to its fiscal fourth quarter 2010 earnings per share on a GAAP basis, due to acquisition-related amortization and one-time transaction costs

•       Visa expects this transaction to be slightly dilutive to its fiscal full-year 2011 earnings per share on a GAAP basis, primarily related to amortization of intangible assets

Integration

•       This acquisition builds on an existing relationship; the companies have partnered since 1999 and currently collaborate on risk models built into CyberSource’s automated fraud management solutions

•       CyberSource President and CEO Michael Walsh will continue to oversee CyberSource’s operations

•       CyberSource’s Executive Chairman and Founder, William S. McKiernan, will join Visa as an Executive Advisor to assist in the integration of the two businesses

•       Visa has no plans to make any substantive changes to CyberSource’s operations and intends to invest in CyberSource’s business and its employees

•       CyberSource will operate as a wholly-owned subsidiary of Visa Inc.

About Visa Inc.	Visa is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks—VisaNet—that is capable of handling more than 10,000 transactions a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com.

About CyberSource	CyberSource is a payment management company. Over 300,000 businesses worldwide use CyberSource and Authorize.Net brand solutions to process online payments, streamline fraud management, and simplify payment security. The company is headquartered in Mountain View, California with international offices in Reading, U.K.; Singapore; and Tokyo. For more information, please visit www.cybersource.com or www.authorize.Net.

Contacts	Visa Inc. Investor Relations Jack Carsky or Victoria Hyde-Dunn 415-932-2213 ir@visa.com Media Relations Will Valentine 415-932-2564 globalmedia@visa.com

Forward Looking Statements

This document contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. The reader is cautioned not to place undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties, risks, assumptions and other factors, many of which are outside the control of Visa Inc. and CyberSource. The forward-looking statements in this document address a variety of subjects including, for example, the expected date of closing of the acquisition and the potential benefits of the merger. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that CyberSource’s business will not be successfully integrated with Visa’s business; costs associated with the merger; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction; and other events that could adversely impact the completion of the transaction, including industry or economic conditions outside of our control. In addition, actual results are subject to other risks and uncertainties that relate more broadly to Visa Inc.’s overall business, including those more fully described in Visa Inc.’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended September 30, 2009, and its quarterly report filed on Form 10-Q for the first quarter of 2010, and CyberSource’s overall business and financial condition, including those more fully described in CyberSource’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended December 31, 2009, and its quarterly reports filed on Form 10-Q for the current fiscal year. The forward-looking statements in this document speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.

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